629885

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 19th day of May 20 06
In this office of this Division and hereby issued
This Certificate thereof
Examiner KRDeHaven Date 5/22/06
Kathy Berg
Kathy Berg
Division Director

AMENDMENT

RECEIVED
MAY 19 2006
Utah Div. Of Corp. & Comm. Code

ARTICLES OF AMENDMENT FOR
GARB OIL & POWER CORPORATION

CLS

05-19-06P03:59 RCVD

I
NAME OF CORPORATION

The name of the corporation for which the Articles of Amendment are being filed is Garb Oil & Power Corporation (also the "Corporation"). These articles of amendment are filed pursuant to Utah Code, Utah Revised Business Corporation Act, Section 16-10a-1006.

II
AMENDMENT

Pursuant to proper corporate action the following amendments to the Corporation's Articles of Incorporation were duly adopted

FURTHER RESOLVED THAT Article IV of the Articles of Incorporation shall be amended to read as follows·

Article IV

The aggregate number of shares which the Corporation shall have authority to issue is eighty million shares (80,000,000) of common stock having no par value. All voting rights of the Corporation shall be exercised by the holders of the common stock, with each share of common stock being entitled to one vote. All shares of common stock shall have equal rights in the event of dissolution or final liquidation.

IV

DATE OF ADOPTION AND RESULTS OF SHAREHOLDER VOTING

The amendments in Paragraph II were adopted by shareholder action without a meeting pursuant to Section 16-10a-704 of the Utah Code on or about December 12, 2005. On that date 20,000,000 shares of common stock of the Corporation were issued and outstanding and were entitled to vote. Approximately 10,646,282 shares approved, ratified, and adopted the resolutions pertaining to the Amendments to the Articles of Incorporation and there were no votes against.

Date 05/19/2006
Receipt Number 179103S
Amount Paid $37 00

DATED this 19 day of May 2006.

GARB OIL & POWER CORPORATION

Matthew Shepard, President

Bill Vee Anderson, Secretary